	Service Agreement Confidential	7.2.1_GFOR_001/03
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Service Agreement

between

ORGENESIS Sprl

and

MASTHERCELL SA

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

	Service Agreement Confidential	7.2.1_GFOR_001/03
Exp: end OCT 2016
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THIS AGREEMENT is made

BETWEEN

(1)	ORGENESIS SPRL, ("ORGENESIS"), a company incorporated in Belgium, as company number 0540 866 555 and whose registered office is at 4 Avenue Professeur Henrijean, 4900 Spa, Belgium;

(2)	MASTHERCELL SA, ("MASTHERCELL"), a company incorporated in Belgium, as company number 0840 843 708 and whose registered office is at B-6041 Gosselies (Belgium), rue Adrienne Bolland, 8;

BACKGROUND:

Orgenesis SPRL is a fully owned subsidiary of Orgenesis Ltd., an Israel based company.

Orgenesis Ltd. is a development stage company with a novel therapeutic technology that employs a molecular and cellular approach directed at converting a patient’s own liver cells into functional insulin producing cells, as a treatment for diabetes.

Pancreatic islet cell transplantation is considered the only available technology. However, it is extremely limited and impractical due to shortages of donor tissue and unacceptable rejection rates by the patient's immune system.

Orgenesis believes that converting the diabetic patients own tissue into insulin-producing cells overcomes the problem of donor shortage and removes the risk of transplant rejection.

Orgenesis is looking for a partner to develop its process from lab scale to clinical scale and to prepare for cGMP manufacturing of lots to be used for a Phase I/II clinical trial to be initiated in 2015.

MASTHERCELL is a cell therapy dedicated contract development & manufacturing company located in Gosselies, Belgium.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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NOW THEREFORE, in consideration of the preamble and mutual covenants, the parties hereto have hereby mutually agreed as follows:

1.	Definitions

1.1.

“Affiliates” means any company, corporation, firm, partnership or other entity which is directly or indirectly controlled by, or under common control with any of the parties, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entities or otherwise.

	1.2.	“Agreement” shall mean this services agreement including its Appendices.

	1.3.	“Appendix(ces)” shall mean an appendix to this Agreement.

	1.4.	“Confidential Information” has the meaning referred to in article 9.

1.5.

“Consumable(s)” shall mean General Consumable(s) and/or Specific Consumable(s) that enter into the production process as well as is used for quality control purposes. Consumables are all components and disposables that enter into the execution of the project. These comprise, but are not limited to, cell culture media, cell culture devices, quality control reagents and kits, pipets, tubes, and all small materials necessary to perform the activities related to the execution of the project.

	1.6.	“Effective Date” shall mean the date referred to in article 14.

	1.7.	“Force Majeure” has the meaning referred to in article 12.

1.8.

“Good Manufacturing Practice” or “GMP” shall mean practices required with respect to the manufacture of the Products by the provisions of EC Commission Directive 2003/94/CE together with any implementing applicable legislation and with the Guide to Good Manufacturing Practice published by the EC Commission in 1992 (ISBN 92-82 6-3180-X) as well as with any other legislation, recommendations or guidelines (binding or non-binding) from the competent authorities in Europe and all applicable rules, regulations, orders and guidance as the same may from time to time be amended.

	1.9.	“Material(s)” means all product produced by MASTHERCELL pursuant to the terms of this Agreement

1.10.

“ORGENESIS Background Intellectual Property” shall mean all Intellectual Property which is in possession of ORGENESIS prior to the date of the signing of this Agreement (here included – but not limited to - the Manufacturing Process), or which is developed by ORGENESIS in parallel with this Agreement.

1.11.

“Intellectual Property Rights” shall mean any and all patents, patent applications, utility models, registered designs, unregistered design rights, know-how, copyright, database rights, trademarks, rights in respect of confidential information, rights under data exclusivity laws, rights under orphan drug laws or under paediatric laws, property rights in biological or chemical materials, extension of the terms of any such rights (including supplementary protection certificates), applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights in any part of the world.

	1.12.	“JSC” shall mean the joint steering committee referred to in article 2.8

	1.13.	“SUPPLIER” shall mean the supplier of materials

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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1.14.	“Production Facility(ies)” shall mean MASTHERCELL’s R&D facilities at Gosselies, Belgium where the development of the process will be carried out.

1.15.	“Project” shall include the following, as described more into details in this Agreement See Section 3) :

1.16.	“QC” shall mean quality control

1.17.	“Results” shall mean any data, methods, substances and/or materials produced, developed or collected by MASTHERCELL in the course of and relating to the Works (whether individually, collectively or jointly with ORGENESIS), including, without limitation, the Products as well as any and all reports and studies.

1.18.	“Work(s)” shall mean any works, services or tasks to be performed by MASTHERCELL under this Agreement.

2.	General principles governing the performance of the Project

2.1.

MASTHERCELL shall act as a Contract Development and Manufacturing Organization (“CDMO”) for ORGENESIS and shall diligently perform, in its Facility, the Project as ordered by ORGENESIS in this Agreement and its Appendices.

	2.2.	MASTHERCELL warrants and undertakes to ORGENESIS that:

a.	It will have all necessary authorizations for performing all its obligations under the Agreement;

b.	The Works will be conducted in a professional manner, with reasonable professional skill and care;

c.	It will perform the Project in strict compliance with the time schedules set out in Appendix 2.

2.3.

A summary report will be supplied to ORGENESIS after the completion of each main part of the Project. The summary reports will be sent to ORGENESIS at the latest one (1) month after the completion of each part of the Project.

2.4.

Materials and procedures, background and previous experimental data will be made available to MASTHERCELL by ORGENESIS and/or SUPPLIER in due time to allow MASTHERCELL to perform the project. It is agreed that the biosafety level of the Materials transferred to MASTHERCELL will not exceed level 2, as defined in the Directive 2000/54. ORGENESIS will provide, when applicable, any available safety data sheet and/or procedure related to the handling of the biological Material transferred to MASTHERCELL together with all information that the Belgian Biosafety Authorities might request. MASTHERCELL shall ensure that any biological Material shall be handled in accordance with the applicable legislation, here included this implementing Directive 2000/54/EC of the European Parliament and of the Council of 18 September 2000 on the protection of workers from risks related to exposure to biological agents at work.

2.5.

Orgenesis will supply Masthercell with adequate recombinant adenovirus stocks that contain functional transgenes. These virus banks will have been tested for sterility and their functionality will have been demonstrated as driving transdifferentiation of human hepatic cells into pancreatic beta-cells before being used by Masthercell.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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2.6.

ORGENESIS shall retain ownership of the Materials at all times. MASTHERCELL shall in no circumstances use the Materials for purposes other than the performance of the Work or transfer the Materials to any third party. MASTHERCELL will ensure that the Materials are used in full compliance with all applicable legislation.

2.7.

MASTHERCELL undertakes to communicate to ORGENESIS any available information or data which would be required in order to file any application with the competent authorities, including an application for being allowed to carry out preclinical and/or clinical trials.

2.8.

Promptly after the Effective Date, the Parties will establish a joint steering committee (“JSC”) which will be in charge of overseeing the Parties’ activities under this Agreement and assessing the results of the Works carried out by MASTHERCELL. ORGENESIS and MASTHERCELL shall each appoint two (2) members as representatives in the JSC. Each of the parties represented in the JSC may replace its representatives at any time upon written notice to the other members.

The JSC will meet regularly and in any case at the end of each step of the Project. The representative of ORGENESIS will head the JSC and, if practicable, will send written notice of all meetings to all members of the JSC no less than fifteen (15) days before the date of each meeting. With the sole exception of specific items of the meeting minutes to which the members cannot agree and which are escalated as provided below, definitive minutes of the meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertains.

In the event the JSC is unable to reach a unanimous decision within fifteen (15) days after it has met, or if there is disagreement on the minutes, then either Party may, by written notice to the other, have such issue referred to the CEO of MASTHERCELL and the CEO of ORGENESIS, for resolution. If they are unable to determine a resolution in a timely manner, which shall in no case be more than thirty (30) days after the matter was referred to them, either Party may start an arbitration procedure as provided in article 14.2.

Notwithstanding the above, MASTHERCELL acknowledges that it is to conduct the Project as per the objectives of ORGENESIS, and no arbitration is required if ORGENESIS determines in its sole discretion that its objectives will not be met through MASTHERCELL’s intended or completed actions. In such case, ORGENESIS may terminate this Agreement under Article 0.

3.	Detailed steps of the Project

3.1.

MASTHERCELL undertakes to carry out the Project in compliance with articles 3.3 to 3.8 provided demonstrated successful outcome of the small scale process developed by ORGENESIS and effective technology transfer of the process and of the existing analytical methods to MASTHERCELL.

3.2.

Given the nature of the project, the duration and therefore the price given for each section here under are based on the assumptions that were used to prepare the Development plan submitted to the Walloon Region. If, for a reason not linked to the performance of Masthercell staff, the duration is extended, extra costs will be charged to Orgenesis.

	3.3.	Liver Cells sourcing from fresh liver tissue samples Budget : 125,000 Euro

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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a.	Obtain the authorization in Belgium to use fresh and frozen liver tissue sample

The goal is to obtain the authorization in Belgium to use fresh human liver tissue samples to develop GMP-compliant transfer of starting material, isolation, first culture steps, storage and transport of Liver Cells (in the absence of pen-strep)”. A dossier including clinical protocol, description of use of Human Corporal Material, Patient informed consent will be written and discussed with the Ethical Committee of the UCL. As an example, a convention could be signed with UCL (Prof. Sokal) in order to obtain the right to retrieve small pieces of donated organs that he harvests for the Hepatocyte Bank. Three months will be necessary on one hand to obtain approval from the Ethical Committee and on the other hand to negotiate sharing donated tissue and finalize a Convention with the Research Directorate of the UCL (0,25 FTE QP; few days of work for legal review of the contract for ORGENESIS).

b.

Establish a protocol for harvesting fresh liver cells as source for the primary cell culture and banking

Ideally 5 different donor tissues will be tested. 5 to 10 samples of equal or different sizes will be sampled from each liver to test stability of starting material and the smallest size compatible with full scale process (generation of 10[9] cells). In average, five different donor livers can be collected over a period of 5 months.

3.4.	Comparison of cell expansion in CS CellBIND10 and CF10

Budget : 100,000 Euro

Preliminary tests at ORGENESIS have indicated that Cell Factories can support the proliferation of liver derived cells and the trans-differentiation process. Until the feasibility of transdifferentiation in Xpansion bioreactors is proven, Cell Factory systems will be used for cell production. The aim of this task is to identify the best cell factory system (CS CellBIND 10 from Corning and CF10 from Nunc) for cell proliferation and trans-differentiation. Decision to continue or abort development in cell factories will be taken after 6 month work as preliminary data will be collected in parallel from a first series of experiments run in Xpansion 10 bioreactors at ATMI.

At the end of this work, MTC will evaluate all results obtained and, together with Orgenesis and ATMI, compare those with the results obtained by ATMI in bioreactors (XP10). The selection criteria (for the best system) will be defined with the 3 parties. These evaluation activities are estimated to take 3 weeks and are budgeted at 10,000€ (for MTC part of the work, on top of the 100k€ for the comparison activities)

3.5.	Technology transfer from ATMI to MTC Budget : 30,000 Euro

At the end of process development by ATMI, ATMI will perform 3 reproducibility runs in their lab. Masthercell will send some people to observe the execution of these runs in order to learn how to perform the process at large scale. This will allow to save time for technology transfer.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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3.6.	Full-scale non-GMP reproducibility and training runs Budget : 250,000 Euro

3 Runs will be produced in the technology transfer lab for reproducibility and training. The success of these runs will conclude the technology transfer between ATMI and MTC and will be used to train all operators who will participate to the later clinical manufacturing.

3.7.	Quality Control assay development

a.	Final product stability Budget : 75,000 euros

We will test various injectable formulation solutions at 4°C (or RT) and measure cell viability, metabolic activity and cell potency at several time points. Viability should remain higher than 70%. As a general rule, metabolic activity and potency at the end of the stability phase will be considered sufficient for administration as long as they do not fall under 70% of the values achieved with the fresh product. Cells from at least three different donors will be tested. Finally, two formulation solution candidates will be used for comparison on full scale batches generated as reproducibility runs.

b.	Quality Control on final product

Budget : 275,000 euros

•        Potency assay

Optimization of the current GSIS and Insulin ELISA assays will be carried out in order to increase the sensitivity of the read-out. In addition, the assays have to be made GMP-compliant. They will be evaluated for their suitability. Positive and negative controls from a secure and stable source have to be incorporated in the assays. Linearity and reproducibility (as referred to in the ICH Q2 (R1)) of the assays in the working range have to be documented. The assay should be optimized using cells transdifferentiated with the 3 current adenoviruses. Once the assay will be optimized and controlled, it will be applied to cells transdifferentiated with the three new humanized viruses.

•        Identity assay

The identity assay will be based on RT-PCR assays that are currently used to verify viral transduction efficacy in addition to an insulin RT-PCR assay. It is essential to develop such an identity assay in addition to the potency assay that measures the amount of insulin released in order to verify expression of the exogenous transcription factors. As a matter of fact cells that have received the three transcription factors might be immature and not secrete insulin and still be able to transdifferentiate in vivo thereby contributing to therapeutic efficacy.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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To set up these PCR assays, specific probe and primer sets will be purchased from Applied Biosystems. Total RNA from positive and negative cells will be purchased as positive and negative controls. In parallel, a set of reference genes will be assessed in order to select the two best ones to use in routine assays. The challenge in this assay development will be to fix acceptance criteria on the expression levels that need to be reached for each of the assessed mRNAs. This will require to collect a statistically significant number of data and to acquire a good sense of assay reproducibility and inter-individual variation.

•        Purity assays

A cytometry assay will be used as the principal purity assay to ensure that more than 90% of the cell population has a mesenchymal phenotype. A relatively straightforward optimization of current assays with the aim to analyze all markers in one tube with up to 8 colors and measure viability and metabolic activity at the same time can be performed by ImmuneHealth (or other partner) for cytometry assays. However, since transdifferentiation into beta-like cells occurs in approximately 15% of the total cell population, it will be essential to determine the fate of the other 85% of the cells and these subpopulations will need to be identified and quantified. We will use the immunofluorescence assays developed while optimizing the triple viral infection to quantify the subpopulations expressing or co-expressing the various exogenous transcription factors.

Given the autologous character of the process and the unknown inter-individual variability, approximately 6 months will be needed to set up robust standardized assays for targeting the exogenous transcription factors. Ideally, 3 assays will be designed but limitation might come from the lack of availability of highly specific antibodies. Six additional months will be required to make these assays GMP-compliant and to achieve operator-independent quantification.

•        Safety assays

Safety assays are the only assays that are required to be validated for phase I. Validation of sterility assays will be outsourced. Validation of the assays measuring endotoxin and mycoplasma levels are done routinely.

Regulatory advice will be sought to know if the titration of residual infectious viruses is an assay that requires validation. This validation has been tentatively scheduled for 4 months after a phase of tech transfer and GMP adaptations/optimizations.

c.	Genetic stability and potential tumorigenicity of the final product in vitro

Budget : 35,000 Euros

Genetic stability of cells maintained in culture for a few weeks will need to be confirmed via karyotyping and CGH (comparative genomic hybridization).

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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In addition, at the end of the process, even if it is expected that 15% of the cells will be fully mature and post-mitotic, most of the cells present in the final product are still capable of proliferating. If left in culture, these cells will take over and dilute the mature cells. Demonstration that the cell product effectively reaches senescence and stops proliferating will be required.

We plan to perform these assays on the final product of full scale reproducibility batches.

3.8.	Project management

During the execution of the project, a project manager will be appointed by MASTHERCELL to oversee Orgenesis’ Project. The cost for this activity is of 62,500€ as per the final offer made to Orgenesis and will be invoiced throughout the execution of the project. This person will ensure that the activities agreed with Orgenesis are executed in a timely manner, within the allocated budget. He/she will organize regular internal project meetings with the different persons working on the project and will report progresses to the customer on a regular basis.

The project manager will also prepare a final report at the end of the project.

4.	Trained personnel and supervision

	4.1.	MASTHERCELL’s trained personnel will perform the development activities described in this Agreement under the supervision of the MASTHERCELL’s Chief Operation Officer.

4.2.

ORGENESIS may delegate, from its own personnel and under its own responsibility, a specialist to observe/support activities at MASTHERCELL. The Parties shall agree upon timing for the visits of ORGENESIS specialist at MASTHERCELL. Despite any intervention of the ORGENESIS specialist, MASTHERCELL remains in any case the sole responsible Party for any activity described in this Agreement.

	4.3.	MASTHERCELL shall remain responsible for any aspects of the employment of its personnel involved in activities carried out for ORGENESIS.

5.	Compliance with legal requirements

	5.1.	It is understood that activities performed by MASTHERCELL for the benefit of ORGENESIS will be carried out by MASTHERCELL in compliance with the applicable regulations.

6.	Price and payment conditions

	6.1.	The Price of Work are listed in Annex 2 of this contract

6.2.

Transportation costs are not included in the Price of the Work. If ORGENESIS requires MASTHERCELL to organize transportation, MASTHERCELL will charge ORGENESIS the transportation costs + 10% for administration and handling.

6.3.

Outsourced quality control costs are not included in the Price of the Work. If they are required, they will be invoiced at their cost price, plus 10% for procurement, administration and handling. MASTHERCELL will not outsource any quality control without the prior consent of ORGENESIS.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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6.4.

Consumables are included in the Price of the Work, at the exception of disposable bioreactors and their accessories as well as serum. They will be invoiced at cost plus 5% for procurement, administration and handling.

6.5.

The price of starting material (fresh or frozen hepatic cells or liver biopsies) and its transport and quality/safety testing is not included in this offer. These will be invoiced at their cost price, plus 10 % for procurement, administration and handling.

6.6.	The payment of the Price of the Work shall be made according to the following timetable:

–

30 % of the Price of the Work (288,750 €, two hundred eighty-eight thousands seven hundred and fifty Euros) will be invoiced by MASTHERCELL upon (i) the signature of this Agreement and (ii) the official approval from the DG06.

–

MASTHERCELL shall then send to ORGENESIS, at the end of each month, an amount equal to the value of the Works actually performed during said month. Each month, and during 22 months, 13,150€ will be deducted from the monthly invoice. This amount corresponds to the initial payment (288,750€) divided by the amount of months planned for the project (22 months).

6.7.	Invoices are payable within thirty (30) days from the end of month that the invoices were received by Orgenesis.

6.8.	After due notice MASTHERCELL reserves the right to cease or suspend Works for which payment remains in arrear and to charge interest at the rate of one percent (1%) per month on all overdue payments.

7.	Liabilities

7.1.

MASTHERCELL agrees to indemnify and hold ORGENESIS harmless from and against any and all claims, demands, causes of action, actions or suits, judgements, decrees, damages or any liability whatsoever asserted or entered against ORGENESIS by or on behalf of any person, firm corporation or governmental bodies for bodily injury or damage to property arising out of or relating to the Products and/or the Project in case such damages are due to breach or negligence of MASTHERCELL.

7.2.

ORGENESIS agrees to indemnify and hold MASTHERCELL harmless from and against any and all claims, demands, causes of action, actions or suits, judgements, decrees, damages or any liability whatsoever asserted or entered against MASTHERCELL by or on behalf of any person, firm corporation or governmental bodies for bodily injury or damage to property arising out of or relating to any use by ORGENESIS or other parties of any of the Products and/or the Project, in case such damages are due to breach or negligence of ORGENESIS.

	7.3.	In any case, neither Party shall be liable to the other for an amount exceeding the Price of the Work, except in case of gross negligence or wilful misconduct.

	7.4.	MASTHERCELL undertakes to be properly covered by an appropriate insurance policy for its liabilities under this Agreement.

8.	Intellectual Property Rights

	8.1.	MASTHERCELL acknowledges that the Works will be performed exclusively based on the Manufacturing Process and other know-how coming from or derived from ORGENESIS Background Intellectual Property.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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8.2.

ORGENESIS Background Intellectual Property is and shall remain the exclusive property of ORGENESIS at all times. MASTHERCELL shall make no representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of the ORGENESIS Background Intellectual Property. ORGENESIS shall also retain ownership in all improvements and inventions in connection to ORGENESIS Background Intellectual Property and shall own any and all Intellectual Property Rights in improvements to ORGENESIS Background Intellectual Property that may arise during the course of the Work. MASTHERCELL acknowledges that nothing contained in this Agreement shall give it any right, title or interest in the ORGENESIS Background Intellectual Property or any improvements save as granted hereby.

8.3.

ORGENESIS hereby grants to MASTHERCELL, which accepts, a non-exclusive, royalty- free license for use of the ORGENESIS Background Intellectual Property for the sole purpose of the performance of MASTHERCELL's Works on the Project at the Production Facility, subject to the other terms and conditions of this Agreement.

8.4.

Any materials, including but not limited to all hard copies or other assets, including reports, notes, notebooks, summaries, tables presentations, graphics, databases, software produced by MASTHERCELL for ORGENESIS pursuant to the terms of this Agreement shall be the sole and exclusive property of ORGENESIS and MASTHERCELL hereby assigns and vests in ORGENESIS the entire rights, title and interest thereto.

8.5.

MASTHERCELL shall promptly disclose to ORGENESIS all Results and upon ORGENESIS' request shall execute and deliver any and all instruments and documents and make such other acts as may be necessary or desirable to document such transfer or to enable ORGENESIS or any third Party identified by it, to prepare, apply for, prosecute, enforce and maintain patents, trademark registrations, copyrights or other Intellectual Property Rights in any jurisdiction with respect to any Results or to obtain any extension, validation, reissue, continuance or renewal of any such Intellectual Property related thereto. MASTHERCELL shall not prepare, file or cause to be prepared or filed, any patent, trademark or copyright applications in respect to any Results. ORGENESIS or any third party identified by it shall, at its sole discretion, prepare, file, prosecute and maintain patent, trademark or copyright applications for such Results.

8.6.

MASTHERCELL warrants that any of its employees having access to ORGENESIS Background Intellectual Property: (i) shall be made aware of the confidentiality of the same; (ii) shall be bound by confidentiality agreements in place in substantially the same terms as the provisions in article 9 of this Agreement; (iii) will keep such ORGENESIS Background Intellectual Property in strict confidence; and (iv) will not disclose same to any third Party.

9.	Confidentiality

9.1.

Each Party hereto understands that the other’s relationship with its ORGENESISs, officers and employees is one of confidence and that during the period of this Agreement between MASTHERCELL and ORGENESIS either Party may receive, or may have already received, knowledge of, or access to, information which relates to the materials, compounds, compound structures, compound synthesis information, technical and non-technical data, market information, sales, business plans, strategies, products, processes, specifications, techniques, testing procedures, research, developments, inventions, trade secrets, or know- how of the other or of its ORGENESISs and which is not known to the general public (“Confidential Information”).

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

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9.2.

The Parties are aware that Confidential Information may be disclosed in any manner including in writing, orally, electronically, or visually. Confidential Information disclosed in writing shall be clearly marked as “Confidential” when disclosed. To the extent possible, when Confidential Information is disclosed in a manner other than in writing, it shall be summarized and reduced to written form, marked “Confidential” and transmitted to the receiving party within thirty (30) business days of the initial disclosure.

9.3.

Every information disclosed in the framework of the Technology Transfer, as well as every part of ORGENESIS Background Intellectual Property, falls automatically into the scope of the Confidential Information.

9.4.

Except as necessary pursuant to the purpose of this Agreement, the receiving Party will not at any time, without the prior written consent of the disclosing Party, (a) use the Confidential Information for any purpose other than the purpose related to this Agreement, or (b) disclose any Confidential Information to any other person or entity, or (c) use any Confidential Information for the receiving Party's own benefit or the benefit of any other person or entity or (d) trade in the securities of any Party or its Affiliate while in possession of Confidential Information regarding the other Party.

9.5.

The foregoing obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by documentary evidence: (i) was known to the receiving Party prior to receipt from the disclosing Party; (ii) is or lawfully becomes generally available to the public; (iii) is lawfully acquired from third parties who have a right to disclose such information; (iv) by mutual written agreement is released from a confidential status; (v) the receiving Party is required by law to release, provided, the disclosing Party is given prior written notice of such request to enable the disclosing Party to obtain a protective order or take other protective measures to protect its information; or (vi) is independently developed by the receiving Party without use of the Confidential Information of the other Party .

9.6.

Confidential Information shall not be used by the receiving Party other than for the purpose of the Agreement. The Parties shall only disclose Confidential Information to employees who have a genuine need to access such information in order to fulfil the Party's obligations under this Agreement.

9.7.

The receiving Party agrees that, at the other Party's request, the receiving Party shall forthwith return to the other Party any and all parts of the Confidential Information provided in documentary form and will return or destroy any copies or other tangible embodiments thereof made by the receiving Party; except for one copy that may be retained in a secure file for compliance purposes only.

9.8.	These obligations of confidentiality and non-use are valid during the period of this Agreement and for a period of ten (10) years following the Effective Date.

10.	Assignment / Subcontracting

	10.1.	MASTHERCELL is not allowed to assign or subcontract all or part of its obligations under the Agreement without the prior written consent of ORGENESIS.

	10.2.	In any case, MASTHERCELL remains fully liable towards ORGENESIS for any activities of any of the sub-contractors.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

	Service Agreement Confidential	7.2.1_GFOR_001/03
Exp: end OCT 2016
Last Print Date: 7/07/2014 11:24:00		Page 13/17

11.	Duration and termination of the Agreement

	11.1.	This Agreement shall be effective as from the Effective Date and shall remain in full force and effect until completion of the Works by MASTHERCELL.

11.2.

Any Party shall be entitled to terminate the Agreement anticipatively upon immediate notice to the other Party in the event of material breach by the other Party which has not been remedied within thirty (30) days from receipt by the defaulting Party of a written notice sent by the claiming Party with respect to such breach.

11.3.

ORGENESIS may terminate this Agreement at any moment without cause, by sending a three (3) months prior written notice to MASTHERCELL. The termination will have effect at the end of this three (3) months period. ORGENESIS shall own all Materials, in process materials, compounds and ORGENESIS information delivered to MASTHERCELL or arising under or otherwise resulting from the Works, or for which MASTHERCELL was reimbursed by ORGENESIS.

When ORGENESIS terminates this Agreement in accordance with this provision, the Parties shall assess the value of all Works in progress or Works already completed by MASTHERCELL prior to the effective termination date, in accordance with the invoicing of the Works actually performed and with the budget provided in Appendix 1. MASTHERCELL shall be entitled to moneys due for all such Works carried out until the actual termination date as well as to the reimbursement of all non-refundable costs and expenses that it has actually incurred before the termination date, provided MASTHERCELL delivers to ORGENESIS all the Materials, information and process description used so that ORGENESIS can continue the Project with another service provider.

	11.4.	Upon termination of this Agreement, MASTHERCELL shall, in full compliance with the applicable legislation, either destroy unused Materials or return them to ORGENESIS upon ORGENESIS' instructions.

12.	Force Majeure

12.1.

If any Party hereto is delayed or prohibited from fulfilling its obligation or obligations under this Agreement by reason of fire, war, embargos, unavailability of raw materials, breakdown of or damage to machinery, or equipment, strike, lock out or other labour dispute, any rule, order or regulation of any governmental authority, domestic or foreign, or any other cause of occurrence beyond the reasonable control of the Party (“Force Majeure”), and, if prompt written notice of said delay or prohibition shall be given to the other Party, then performance of said obligation or obligations shall be excused for the period of time during which the cause of such delay or prohibition shall continue, provided that the Party so impeded shall have made reasonable efforts to minimise any such delay.

12.2.

If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for a continuous period in excess of thirty (30) working days, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for sixty (60) days or more, consecutively or cumulatively, in any one year, then the other Party shall in its discretion have the right to terminate this Agreement forthwith upon written notice.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

	Service Agreement Confidential	7.2.1_GFOR_001/03
Exp: end OCT 2016
Last Print Date: 7/07/2014 11:24:00		Page 14/17

13.	Applicable law – Jurisdiction

	13.1.	This Agreement shall be entirely and exclusively interpreted and enforced in accordance with the laws of Belgium.

13.2.

Any disputes arising out of or in relation with this Agreement shall be finally settled under the CEPANI Rules of Arbitration by one (1) arbitrator appointed in accordance with those Rules. The seat of the arbitration shall be Brussels (Belgium).

	13.3.	The arbitration shall be conducted in the English language.

14.	Miscellaneous

14.1.

It is understood and agreed between the Parties that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.2.

All notices which are required to be given under this Agreement shall be deemed to have been sufficiently given if in writing and sent by registered mail or express courier with the requisite postage affixed, or if by fax, confirmed by registered mail or expressed courier addressed to the Party notified, at the address set forth in the head of this Agreement, or such other address as may hereinafter be given by such Party to the other for notice purpose. The date of such mailing or delivery shall be the date of service of such notice.

For ORGENESIS:

[To the attention of Jacob BenArie, CEO

Orgenesis SPRL

Avenue Professeur Henrijean, 4

4900 Spa ]

For MASTHERCELL:

[To the attention of Hugues Bultot CEO

MASTHERCELL SA

Avenue Auguste Piccard, 48

6041 Gosselies ]

14.3.

This Agreement together with the Appendices thereto which form an integral part thereof supersedes any previous understandings and constitutes the entire agreement between the Parties hereto relating to the subject matter hereof. Any amendments, modifications, variations, or waivers, including amendments and modifications to the Appendices, must be in writing and signed by both Parties hereto. In case of contradiction between the provisions of the Appendices and of these of this Agreement, the provisions of this Agreement will prevail.

14.4.

If any provisions of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. In such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

	Service Agreement Confidential	7.2.1_GFOR_001/03
Exp: end OCT 2016
Last Print Date: 7/07/2014 11:24:00		Page 15/17

14.5.

This Agreement shall not be construed to make either Party a legal representative of the other Party or to give either Party any right or power to bind the other Party to any contract or the performance of any obligation to or with any third Party.

14.6.

Each Party shall conduct its operations as an independent contractor and no claims for taxes of any kind, nor claims arising out of labour laws, nor any other claims asserted against one Party may be asserted against the other as a consequence of this Agreement.

Made on June 23rd, 2014 in two original copies, each Party acknowledging having received one original.

For and on behalf of MASTHERCELL:	For and on behalf of ORGENESIS:

Hugues Bultot	Jacob BenArie
Print name	Print name

CEO	CEO
Title	Title
/s/ Hugues Bullot	/s/ Jacob BenArie
………………………………………………………	…………………………………………………
Signed July 3, 2014	Signed July 3. 2014

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

	Service Agreement Confidential	7.2.1_GFOR_001/03
Exp: end OCT 2016
Last Print Date: 7/07/2014 11:24:00		Page 16/17

APPENDIX 1 – PRICE OF WORK

Prices (ex-VAT) are given below for the individual stages of the program at Masthercell.

Activity	Section	Expected duration	Total
Initiation activities	See notes	1 week	15.000€
Liver cell sourcing	3.1	15 months	125.000 €
Comparison of cell expansion systems	3.3	5 months	110.000 €
Tech transfer from ATMI	3.4	6 months	30.000 €
Reproducibility and training runs	3.5	6 months	250.000 €
Quality control assay development	3.6	17 months	385.000 €
Project Management	3.7	Along the project	62.500 €

Total			977.500 €

NOTES :

1.	Initiation activities at Orgenesis in Israel :

Two persons from Masthercell will visit the lab and gather all available data/documents/procedures…
During this visit Masthercell will also participate (observation and hands-on when possible) to process and QC experiments.

The travel costs and reasonable out of pocket expenses will be invoiced to Orgenesis.
2.	These prices include the operator fees, overhead, documentation, project coordination, reports, internal meetings, regular conference calls with Orgenesis.
3.	The deliveries are quoted ex-works; the transport and related insurance will be paid by the customer but if requested can be organized by Masthercell.
4.	Transport and outsourced testing will be charged at cost plus 10% for procurement, administration and handling.
5.

These prices also include raw materials, consumables and disposables, at the exception of single use bioreactors and serum (these will be charged at cost plus 5% for procurement, administration and handling).

If regulatory support is required by our responsible Pharmacist, Masthercell would charge this activity at an hourly rate of 150€ excl. VAT.

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013

	Service Agreement Confidential	7.2.1_GFOR_001/03
Exp: end OCT 2016
Last Print Date: 7/07/2014 11:24:00		Page 17/17

APPENDIX 2 – PROJECT OVERALL TIMELINES (IN MONTHS)

6.1.2_GFOR_002/04	Drafting	Verification							Approval	Effective date
Initials + Dpt training	SVE [ ]	EMA [ ]	PST [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	NA [ ]	SVE [ ]	08 OCT 2013